                                                                   Exhibit 10.14

Confidential treatment has been requested for portions of this Exhibit 10.14. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [XXXXX]. A complete version of this Exhibit has been filed with Securities and Exchange Commission.

D-60325 Frankfurt am Main
Bockenheimer Landstrasse 51
Telefon 069-17095 Telefax 069/725773 u. 723983

ACQUISITION AGREEMENT MMPT/MEx

Section 1   The Company                                                        4
Section 2   Sale and Transfer; Effectiveness of Transfer as
              from the Closing Date                                            5
Section 3   Purchase Price                                                     6
Section 4   Payment of the Purchase Price                                      7
Section 5   Stock Options for Sellers                                          8
Section 6   Management Services Agreements of Sellers
Section 7   Representations and Warranties                                     9
Section 8   Liability for breach of representations and warranties            15
Section 9   Taxes                                                             17
Section 10  Merger Control                                                    20
Section 11  Publications, Notices                                             20
Section 12  Arbitration Clause                                                21
Section 13  Miscellaneous                                                     23
LIST OF EXHIBITS                                                              25

      The persons appearing requested that a notarial deed be drawn up of the following

                  Agreement on the Sale and Transfer of Shares

                                     between

      1.    Jurgen Funk, address Auenbruggerstr. 5, 80999 Munchen ("Seller
            Funk")

      2. Martin Konitzer, address Nordendstr. 20, 80799 Munchen ("Seller Konitzer")

      3.    Thomas Fickert, address Banatstr. 16, 81377 Munchen ("Seller
            Fickert")

      (Seller Funk, Seller Konitzer and Seller Fickert are hereinafter jointly referred to as the "Sellers")

                                       and

      4. MWW Siebzehnte Vermogensverwaltungs GmbH (in the future renamed into Modem Media Germany Holding GmbH), Frankfurt am Main (in the future having its seat in Munich)

                                                       (hereinafter the "Buyer")

PREAMBLE

A. The Sellers are the sole shareholders of MEx MULTIMEDIA EXPERTS GmbH Gesellschaft fur Kommunikationstechnologie, having its seat in Munich and being registered with the commercial register of the local court Munich under HR B 100011 (hereinafter the "Company")

B. The Company's activities are production, trade and services in the information and communication technology business, in particular Multimedia.

C. The Buyer is a direct 100% subsidiary of Modem Media.Poppe Tyson, Inc., Norwalk, Connecticut/USA (hereinafter "MMPT").

Thereupon, the Parties agreed as follows:


1 The Company

      (1) The Company is registered with the commercial register of the local court Munich and has a nominal share capital of DM 100,000 which is fully paid in.

      (2) The Sellers have submitted to the Buyer a copy of the Articles of Association of the Company dated June 9, 1997; no amendment to the Articles has been resolved upon since that date.

      (3) Sellers are the only shareholders of the Company having the following shareholdings:

            (a)   Seller Funk holds a share in the nominal amount of DM 33,400.

            (b)   Seller Konitzer holds a share in the nominal amount of DM
                  33,300.

            (c)   Seller Fickert holds a share in the nominal amount of DM
                  33,300.

2 Sale and Transfer; Effectiveness of Transfer as from the Closing Date

      (1) The Sellers hereby sell to the Buyer all shares in the Company specified in Section 1 (3)(a)-(c). The Buyer hereby accepts this sale.

      (2) With effect as of the Closing Date, the Sellers hereby transfer to the Buyer all of the Company shares specified in Section 1 sections
            (3) (a)- (c). The Buyer hereby accepts such transfer

            "Closing Date" shall be October 4, 1999

            The transfer of the shares is subject to the condition precedent that the payment of the Cash Portion (as defined in Section 3(1)(a)) is made in accordance with Section 4 (1). As proof for the fulfillment of this condition precedent the confirmations of the banks referred to in Section 4(1), shall be required and sufficient.

      (3) The Sellers hereby consent to the transfer of all shares referred to in Section 1(3) (a)-(c) in their capacity as shareholders.

      (4) As a precautionary measure, each Seller hereby waives any and all rights to sell the shares, any pre-emptive rights or rights of first refusal to which he is entitled with regard to the shares specified in Section 1(3) (a)-(c), irrespective on what legal grounds.

      (5) The Sellers Funk and Fickert submit as Exhibits 2.5 the consents of their spouses.

      (6) The annual profits for the current business year, which are to be attributed to the shares transferred under Section 2(2), shall be due to the Buyer.

Section 3 Purchase Price

      (1) The purchase price for the shares specified in Section 1(3)(a)-(c) ("Purchase Price") consists of

            (a) a portion of US$ 3 million to be paid in cash (the "Cash Portion"), and

            (b) MMPT stock with a value of US$ 2.4 million (the "Stock Portion") in accordance with sub-para (2) hereof.

With respect to the Cash Portion and the Stock Portion, each Seller shall be entitled to the following share:

Seller Funk:            one third
Seller Konitzer:        one third
Seller Fickert:         one third.


      (2) The number of shares to be issued to the Sellers in order to pay the Stock Portion, shall be calculated as follows:

First, MMPT will calculate the average closing price of MMPT's stock price of its Class A Common Stock for the 10 trading days preceding the Closing Date as reported by NASDAQ (the "Average Price"). Second, the Stock Portion shall be equal to that number of shares of MMPT Class A Common Stock which is represented by dividing US$ 2.4 million by the Average Price. One third of the stock portion will be kept in Buyer's escrow until (i) all of the invoices which are due to be built as of Sept., 30 have been built and issued and (ii) 80 % of the amounts outstanding of these invoices have been collected.

Section 4 Payment of the Purchase Price

The Purchase Price shall be paid as follows:

      (1)   The Cash Portion shall be paid on the Closing Date as follows:

            (a) The DM equivalent of US$ 1,000,000 shall be paid to Seller Funk on his bank account at [XXXXX]

            (b) The DM equivalent of US$ 1,000,000 shall be paid to Seller Konitzer on his bank account at [XXXXX]

            (c) The DM equivalent of US$ 1,000,000 shall be paid to Seller Fickert on his bank account at [XXXXX]

Each of the Sellers shall irrevocably instruct his bank, to immediately upon receipt of the respective aforementioned amount, confirm by fax to the Buyer that the respective amount has been received; the respective fax shall be sent to

----------
[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

Buyer c/o
TELEFAX No 49-69-72 57 73
Hengeler Mueller Weitzel Wirtz
Attn.: Dr. Joachim Rosengarten

      (2) The Stock Portion shall be subject to the following conditions: The shares issued by MMPT for the purpose of paying the Stock Portion shall immediately vest in the Sellers but such shares will have resale restrictions. For the first 12 months following the Closing Date such shares shall not be eligible to resale pursuant to the securities laws of the United States. Thereafter, such shares may be resold as follows: During each of the second, third and fourth 12 months'-periods following the Closing Date, each Seller cannot sell more than one third of his share of the Stock Portion.

Section 5 Stock Options for Sellers

In accordance with the amended and restated 1997 stock option plan of MMPT, each of the Sellers will be granted [XXXXX] options to purchase MMPT stock at fair market value (i.e. closing price as reported by NASDAQ) at the date of grant of the options. Such stock options will vest according to the current MMPT Vesting Schedule as follows: 20% at the day of grant and 20% upon each of the next four anniversaries of the date of grant.

Section 6 Management Services Agreements of Sellers

      (1) As from the Closing Date, the employment relationship between Seller Funk and the Company shall be governed by the employment agreement and the non-competition covenant which have been signed today.

      (2) As from the Closing Date, the employment relationship between Seller Konitzer and the Company shall be governed by the employment agreement and the non-competition covenant which have been signed today.

      (3) As from the Closing Date, the employment relationship between Seller Fickert and the Company shall be governed by the employment agreement and the non-competition covenant which have been signed today.

Section 7 Representations and Warranties

The Sellers hereby warrant by way of an independent warranty [selbstendiges Garantieversprechen] the following, and this in relation to the time of conclusion of this Agreement and as per the Closing Date (if no other point in time or time period is referred to in the following):

(1)   Legal Situation

      (a) The statements in Section 1 of this Agreement are correct and complete.

      (b) The capital contributions on the shares sold and transferred pursuant to Section 2 have been fully paid in and the share capital has not been reduced by repayments or any comparable processes.

      (c) The shares in the Company sold and transferred pursuant to Section 2 are free from any encumbrances and other third party rights.

      (d) The Company does not hold any direct or indirect participations in other companies.

(2)   Financial Situation

      (a) The following annual accounts of the Company have been prepared or -as to 1997 accounts - are prepared in accordance with generally accepted accounting principles in Germany, and having regard to the principle of continuity of accounting and valuation (taking due account of the accounting principles applied in

----------
[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

      previous years), and correctly reflect the financial situation of the Company as to its respective asset, financial and profit situation:

      - Audited annual accounts of the Company as per 12/31/1998 ("1998 Accounts");
      -     audited annual accounts of the Company as per 12/31/1997.

      (b) As per December 31, 1998, the Company had no liabilities other than those shown in the 1998 Accounts; since then, liabilities have only been incurred in the ordinary course of business, except for those liabilities listed in Exhibit 7.2(b). It is understood that the Sellers give no warranty on future revenues or profits.

(3)   Assets

      (a) Except as set forth in Exhibit 7.3 (a), the Company is the owner of all assets shown in the 1998 Accounts, free from third party claims (excepting customary retention of title), except as for assets disposed of in the ordinary course of business since January 1, 1999.

      (b) All assets used by the Company as well as the operation, storage and handling thereof are effected in accordance with applicable laws and legal provisions, and this in particular also with regard to environmental and other public law provisions, regulations and permits other than the exceptions listed in Exhibit 7.3(b).

      (c) As of the date of this Agreement, the Company has no accounts receivables which are 90 days or more past due, except for those listed in Exhibit 7.3(c).

(4)   Litigation/Compliance with Applicable Law

      (a)   Except for those proceedings listed in Exhibit 7.4(a) the Company is
            - as of the signing of this Agreement - not a party to any legal action, whether as plaintiff or defendant, (including any arbitration proceedings) nor are there any other legal, arbitration or other proceedings in which they are involved. As of the date of signing of this Agreement, the Sellers have no knowledge of any administrative proceedings or investigations imminent or pending against the Company, including any such proceedings under competition law. Except for claims listed in Exhibit 7.4(a), as of the signing of this Agreement no claims have been asserted or threatened against the Company, which would involve a one-off or annual burden of more than DM 50,000 on the company. As of the date of signing of this Agreement, the Sellers are not aware of any factual circumstances on which such claims could be based.

      (b) The Company is authorized without restrictions and has been granted all permits which are necessary to continue its present business operations, except for those cases listed in Exhibit 7.4(b). There are no public law authorizations which, due to the sale envisaged with this Agreement, could be modified, withdrawn or revoked. The Sellers have no knowledge of the Company being in breach of any provisions under public law, competition law or laws for the protection of intellectual property rights, unless listed in Exhibit 7.4(b).

(5)   Contracts

Except for those contracts and agreements listed in Exhibit 7.5 (consisting of parts (a), (b), (d), (h)), the Company is not a party to any written or oral agreement or contract of the following kind:

      (a) any rental or lease agreements or other agreements the contract or obligation value whereof exceeds in each instance DM 50,000 p.a., except for employment contracts;

      (b) agreements with sales representatives, commission merchants, contract dealers or other distributors;

      (c) any contracts or other obligations limiting or excluding the right of the Company to compete;

      (d)   loan agreements. The terms, interest rates and balances shown in
            Exhibit 7.5(d) are complete and accurate;

      (e) any agreement granting the respective counterparty a right to terminate or change the agreement in case shares of the Company are to be sold;

      (f) any guarantee, warranty or other agreements or unilateral transactions whereby collateral is granted for or the assumption of third party liabilities, any futures contracts, currency transactions or swap agreements;

      (g) any agreements or contracts which grant to third parties any rebates, discounts or any other deductions than those previously granted in the ordinary course of business;

      (h) any contracts with employees with an annual salary exceeding DM 100,000 (including any percentage of profits or a bonus paid);

      (i) any agreement or obligation outside the scope of the ordinary business.

(6)   Employees

      (a)   The Company has no more than 21 employees.

      (b) Except as shown in Exhibit 7.6(b), the Company is not a party to any voluntary pension promises or direct insurances, agreements on commissions or bonuses, employment agreements with extended termination periods compared with bargaining agreements, agreements with unions, shop agreements or agreements with professional associations (e.g. employers' associations).

(7)   Intellectual Property Rights/Registrations/Y2K

      (a) The business operations of the Company involve the use of the intellectual property rights listed in Exhibit 7.7(a). This list is exhaustive and all such intellectual property rights have been registered for the Company as shown in Exhibit 7.7(a). The Company is the sole legitimate owner of the respective intellectual property rights.

      (b) The business operations of the Company do not require the use of any other intellectual property rights other than those listed in
            Exhibit 7.7(a).

      (c) To the best of Sellers' knowledge the intellectual property rights listed in Exhibit 7.7(a) are - in their geographical respective area of validity - not subject to third party objections. There are no respective legal actions pending or imminent nor to be expected based on other circumstances. Where applicable, the intellectual property rights have been duly extended and are actually used, unless listed otherwise in Exhibit 7.7. (a).

      (d) All license agreements regarding intellectual property rights in respect of which the Company is the licensor or licensee are listed in Exhibit 7.7(d).

      (e) The software provided to clients by the Company is year 2000 compliant, i.e. its use will not cause problems for the clients in connection with the beginning of the year 2000. This warranty does not include a warranty for the functionality and Year 2000 compliance of software or software components of third parties.

(8)   Agreements between the Sellers and the Company and among Sellers

      (a) Except for those contracts listed in Exhibit 7.8(a), there are no contracts existing between one or several of the Sellers on the one hand, and the Company on the other hand. The contracts listed in
            Exhibit 7.8(a) are entered into under arms' length conditions.

      (b) Except for contracts listed in Exhibit 7.8(b), there are no contracts among the Sellers which relate to the Company.

      (c) With the exception of this Agreement, there are no agreements between Sellers or the Company on the one hand and the Buyer on the other hand.

(9)   Existing Contracts; Insurance

      The contracts and agreements to which the Company is a party and which are to be listed in Exhibit 7.5, are effective. There are no significant disruptions in the performance thereof. In particular, the Company is not in default with any of its contractual obligations. The Company maintains the insurances which are listed in Exhibit 7.9. All premium payments due have been paid. The insurance contracts are valid and in force and there currently exist no violations. There exist no open insurance cases other than those cases listed in Exhibit 7.9.

(10)  Transactions since January 1, 1999 until the Closing Date

      Within the period between January 1, 1999 and the Closing Date the following principles will be and have been complied with:

      (a) the business of the Company shall be conducted in accordance with proper business principles and past practice and no extraordinary transactions shall be effected;

      (b) the scope and contents of the business activities shall not be changed substantially;

      (c) except as listed in Exhibit 7.10 (c) no profit distributions shall be declared or made (including hidden profit distributions);

      (d) being understood that Sellers have received pension commitments on December 14, 1998, no increase in the remuneration, no change of other employment conditions and no pension commitments or changes thereof for any of the employees (including managing directors) shall be effected or promised except for increases of remuneration under union agreements (tarifvertragliche Erhurhungen) except for those transactions which are listed in Exhibit 7(10)(d) or elsewhere in the Exhibits.

      (e) the Company shall not (i) conclude or use loans or (ii) enter into contracts which have a total value of more than DM 20,000 p.a. each, except for the cases listed in Exhibit 7(10)(e) elsewhere in the exhibits;

      (f)   the purchasing and payment practice shall not be changed;

      (g)   no special discounts shall be granted to customers.

Exceptions to these principles shall only be permissible with the prior written consent of the Buyer.

Section 8 Liability for breach of representations and warranties

(1) If any of the warranties given by the Sellers under Section 7 is incorrect, the following shall apply:

      The Sellers shall place the Buyer or (at Buyer's choice), if the Company has incurred the damage, the Company in that position as if the warranty had been correct. If and to the extent that the Sellers within one month fail to put the respective party in the position as set forth in the Agreement, or if it is impossible to put that party in that position, the Buyer shall be entitled to claim monetary damages. Buyer is not entitled to damages if and to the extent that the damage is covered by accruals in the Closing Balance Sheet.

(2) To the extent that the Sellers have represented in this Agreement that the Company is free of liabilities, the Sellers shall indemnify and hold harmless the Company from any liabilities (including the cost for legal advisers), which exist or are asserted contrary to this representation.

(3)   Claims under this Section 8 shall be time-barred

      (a)   in respect of incorrectness of any of the warranties detailed in
            Section 7(1) after 4 years from the Closing Date;

      (b) in respect of any other claims under this Section 8 on March 31, 2001.

      The limitation period shall be suspended by raising a claim in writing vis-a-vis the Sellers. Should there be a written notice of a claim before the end of the limitation period, the limitation period for the respective claim shall be extended by another three months. After such additional three months, the claim will be time-barred unless the limitation period is interrupted in accordance with the law.

(4.) Any other warranty claims of the Buyer are excluded, unless there is a case of wilful misconduct or gross negligence.

(5) Claims under this Section 8 and Section 9 shall be limited to DM 4,32 million in the aggregate. With respect to any claim for a breach of the warranty under Section 7 (7) (e), the Sellers shall only be liable to the extent that the damage caused exceeds DM 225,000.

Section 9 Taxes

      (a) Sellers warrant that all tax declarations or tax applications which were to be filed by the Company until the Closing Date, have been filed and that all statements made therein are correct and complete.

      (b) Sellers further warrant: All amounts which, pursuant to these tax declarations or filings, are to be paid by the Company (including interest and other ancillary duties) and which relate to the time period before the Closing Date, have been paid in full and in time. For unpaid taxes which were to be paid until December 31, 1998, sufficient liabilities or accruals are shown in the 1998 Accounts. The Company has, in accordance with statutory provisions, in full and in time, withheld and paid to the tax authorities, social security institutions or health insurance institutions, all wage taxes as well as employees' shares for social security and other social benefits (hereinafter collectively referred to as "Employment Charges") for all time periods until the Closing Date. For Employment Charges relating to the period until December 31, 1998 and which are not paid, appropriate obligations or provisions have been stated in the 1998 Accounts therefor.

      (c) Sellers warrant that all accounts receivable for the repayment of taxes (Erstattungsanspruche) which are capitalized in the 1998 Accounts, have been or will be honoured.

(2)   (a)   All tax liabilities of the Company which relate to relevant time periods before December 31, 1998 and for which sufficient liabilities or reserves have not been stated in the 1998 Accounts
            ("Additional Tax Liabilities") shall, independently from the date of determination by the authorities and the due date, be borne by Sellers. This applies, in particular, to the additional determination of hidden profit distributions which have been made before December 31, 1998.

            To the extent that Additional Tax Liabilities are caused by taxes which result from a change of valuation principles for fixed and current assets and which correspond to lower tax charges in the future, then from the Additional Tax Liabilities shall be deducted the amount of lower taxes for the future, discounted at a rate of 6%; if the time period for the discounting cannot be determined, a time period of ten years shall be used.

            "Tax liabilities" in the above sense are obligations to pay taxes, provided that it also constitutes a tax liability where the payment of a tax can be avoided by the set-off with claims for the repayment of taxes to the extent that those claims for repayment are shown in the 1998 Accounts and to the extent that these claims for repayment relate to periods before December 31, 1998. The term "taxes" includes, in this respect and the following, domestic and foreign, direct and indirect taxes of Bund, Landern, Gemeinden and other public law communities; earnings, income, asset and transaction taxes, real taxes, duties and deductions, VAT, transfer taxes, consumption taxes and other tax duties of all kinds, including all add-ons and ancillary duties such as interest, add-ons for late payment and penalties of fines, no matter how they are levied or determined.

      (c) To the extent that, for the Company previous tax benefits, subsidies and similar advantages have to be repaid as a result of facts which occurred prior to December 31, 1998 ("Repayment Obligations"), such Repayment Obligations shall be borne by the Sellers.

      (d) To the extent that accounts receivable for the repayment of taxes ("Claims for Tax Refunds") which are capitalized in the1998 Accounts, should not be honoured at their respective due date, Sellers shall bear the respective amount.

(3)   (a)   Sellers shall compensate Buyer by way of reduction of the purchase price or (at Buyer's choice) the Company, for all disadvantages which the Company suffers from the non-existence of a warranted fact. In case of constructive dividends the disadvantage which shall be compensated by the Sellers does not only comprise the tax burden caused by the distribution but also, if not yet included, the tax effect of a used-up corporate tax credit
            ("Korperschaftsteueranrechnungsguthaben").

            In particular, Sellers shall be obligated to indemnify Buyer by way of purchase price reduction or (at Buyer's choice) the Company, for Additional Tax Liabilities, Repayment Obligations or Claims for Tax Refunds which Sellers shall bear in accordance with the above provisions.

      (b) To the extent that the Company has made payments for taxes and received repayments for previously paid taxes related to periods prior to January 1, 1999 without a claim to such repayments being shown in the1998 Accounts, the respective amount shall be paid to Sellers or shall be deducted from the amounts which Sellers have to pay in accordance with the above provisions.

(4) Negotiations and administrative proceedings relating to Additional Tax Liabilities, Repayment Obligations or Claims for Tax Refunds will be held by Buyer in coordination with Sellers. The parties will support each other and will give each other access to the respective books and files. Sellers shall bear the costs of such proceedings.

(5) Claims for indemnification for Additional Tax Liabilities, Repayment Obligations or Claims for Tax Refunds under this paragraph shall be barred by statute of limitation three months after tax assessments have become final or, if no final payment order is made, three months after the respective tax liability is barred by statute of limitation in accordance with the law.

Section 10 Merger Control

This agreement is not subject to merger control by the Federal Cartel Office or any other cartel office.

Section 11 Publications, Notices

(1) The parties will publish the sale of the Company in a joint press release as of the Closing Date.

(2) Each party is authorized to make, without the consent of the other party, publications which are required by law (including publication requirements of the stock exchange rules). In all other cases publications are only permitted with the consent of the respective other party.

(3) Notices to be made by the Sellers vis-a-vis the Buyer are to be addressed to:

      [Buyer]
      c/o Modem Media.Poppe Tyson, Inc.
      Attn.: Sloane Levy, Esq.
      General Counsel
      230 East Avenue
      Norwalk, CT 06855
      Tel.: 001 203 299 7132
      Fax.: 001 203 299 7457

      Notices to be addressed by Buyer to the Sellers are to be made to each of the Sellers by registered letter. The addresses set out in the recitals shall apply until the Buyer has been informed in writing of a new address.

Section 12 Arbitration Clause

(1) Unless provided for otherwise by mandatory law, all disputes arising out of or in connection with this Agreement shall be referred to and finally decided by an arbitration board. The arbitration board shall also decide on the validity of this Agreement.

(2)   The arbitration board shall consist of two arbitrators and one chairman.

(3) The procedure to establish the arbitration board shall be initiated by plaintiff notifying defendant about the alleged claims, giving the name and address of the arbitrator he has appointed. Defendant shall appoint his arbitrator within a period of four weeks after having received the aforesaid notice. It is agreed that those individuals of the Sellers who are involved in the dispute (no matter whether they are involved as plaintiff of defendant) shall appoint a joint arbitrator. In case defendant should not appoint his arbitrator within the period mentioned in the second sentence, the arbitrator shall be appointed by the President of the Chamber of Industry and Commerce at Munich.

(4) If the defendants in an arbitration proceeding are two or more persons and those two or more persons cannot, within a time period of four weeks after receipt of the notice referred to in subpara (3), first sentence, agree on the joint appointment of an arbitrator, then the President of the Chamber of Industry and Commerce Munich, after hearing the parties, shall appoint two arbitrators, unless the parties agree otherwise. The appointment of two arbitrators by the President of the Chamber of Industry and Commerce Munich shall render the previous appointment of an arbitrator by the plaintiff ineffective.

(5) The arbitrators appointed by the parties or the authority referred to in subpara (4) shall elect a chairman. The chairman shall be a person experienced in commercial matters. If the arbitrators cannot agree on the appointment of a chairman within a period of four weeks after the appointment of the second arbitrator, the chairman shall be appointed by the President of the Chamber of Industry and Commerce at Munich.

(6) In case that an arbitrator or the chairman shall become unable to act, the provisions of subparas 3 to (5) shall apply correspondingly.

(7)   The arbitration board shall meet at Munich.

(8) The arbitration board shall make all reasonable attempts to reach an amicable settlement even before the chairman has been appointed.

(9) As far as not provided for otherwise in this Agreement, the procedure of the arbitration board shall be conducted in compliance with the provisions of the 10th Chapter of the German Code of Civil Procedure (ZPO). The rules of the ZPO shall also apply correspondingly for the costs of the proceedings.

(10) To the extent that the assistance of State courts is necessary (Section 1062 ZPO), the court of appeal of Munich Bayerisches Oberstes Landesgericht shall have jurisdiction.

Section 13 Miscellaneous

(1) Sellers shall be liable jointly and severally for all obligations under this Agreement.

(2) The Sellers have granted to the Company a free license for the use of all their rights in the "Web Factory" products. This license shall continue. In addition thereto, the Sellers will grant to MMPT a license for the use of all their rights in the Web Factory by MMPT or its affiliates; as compensation, MMPT or the respective affiliate shall pay to the Sellers 50% of the income which MMPT or the respective affiliate generates by selling Web Factory products or by granting sub-licenses. Details shall be provided for in separate agreements to be concluded.

(3) Neither Sellers nor Buyer shall be entitled, without the consent of the respective other party, to assign any rights or obligations under this Agreement to a third party. This restriction does not apply in case of any assignment by Buyer to an affiliated company.

(4) The notarial fees in connection with the execution of this Agreement shall be borne by Buyer. Each party bears the costs of its advisors.

(5) Should any provision of this Agreement be invalid or ineffective in full or in part, such invalidity or ineffectiveness shall not affect the validity of the rest of the Agreement. In such event, the ineffective provision shall be deemed to be replaced by such effective provision which achieves as much as possible the economic purpose of the ineffective provision. The same applies to any gaps in this Agreement.

Sellers declared: The Company does not own real estate.

The notary shall notify the Company of the transfer of the shares according to
Section 2 of this Agreement, in accordance with Section 16(1) GmbH (Act on Companies with Limited Liability).

The above protocol, the List of Exhibits and the Exhibits were read to the persons appearing by the acting Notary and approved by the persons appearing and signed by the persons appearing and the notary as follows:

/s/ Dr. Oliver Vossius
Acting Notary

/s/ Jurgen Funk
/s/ Martin Konitzer
/s/ Thomas Fickert                      /s/ Timothy Sexton
Sellers                                 Managing Director
                                        Modem Media Holding Company GmbH

LIST OF EXHIBITS

Exhibit 2.5 Consents Spouses
Exhibit 7.2(b) New liabilities outside ordinary course of business
Exhibit 7.3(a) Assets
Exhibit 7.3(b) Compliance with Law
Exhibit 7.3(c) Accounts 90 days or more
Exhibit 7.4(a) Litigation
Exhibit 7.4(b) Permits
Exhibit 7.5(a), (b), (d), (h) Contracts
Exhibit 7.6(b) Pension plans etc.
Exhibit 7.7 (a) Intellectual Property
Exhibit 7.7(d) License Agreement
Exhibit 7.8(a) Agreements between Sellers and the Company
Exhibit 7.8(b) Contracts among Sellers
Exhibit 7.9. Insurances
Exhibit 7.10(c) Profits 1998
Exhibit 7.10(d) Pension commitments/salary increases until Closing Date

Exhibit 7.10(e) Loans and Contracts until Closing Date

22

- 6 -

English Acquisition Agreement - Modem Media-Mex / 10489994 04.10.99

HENGELER  MUELLER  WEITZEL  WIRTZ

RECHTSANWC4LTE

                                 Exhibit 7.2(b)
               New liabilities outside ordinary course of business

Investments for the new offices: renovation, office equipment (about 500.000 DM)

                                 Exhibit 7.3(a)
                                     Assets

Not necessary / None

                                 Exhibit 7.3(b)
                              Compliance with Law

Not necessary / None

                                 Exhibit 7.3(c)
                            Accounts 90 days or more

[XXXXX]

[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                 Exhibit 7.4(a)
                                   Litigation

Not necessary / None

                                 Exhibit 7.4(b)
                                     Permits

Not necessary / None

                          Exhibit 7.5(a), (b), (d), (h)
                                    Contracts

a)
Office Rental Agreement, dated 1.7.1999, about 23.000 DM p.m.


b)
[XXXXX]


d.)
Open credit by HypoVereinsbank, dated 27.7.1999; amount: 500.000 DM; = actual 9% p.a. Interest rate Current Status: ca. 600.00 DM minus

h.)
Employment Contracts with:
Managing Directors Funk, Konitzer, Fickert
Martin Schleyer (101.114 DM p.a.)

[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                 Exhibit 7.6(b)
                               Pension plans etc.

Voluntary pension promises, direct insurance and bonus agreements with the three Managing Directors Funk, Konitzer, Fickert.

All Employment Agreements have extended termination periods compared with agreements with unions between 4 to 12 weeks before the end of each annual quarter).

                                 Exhibit 7.7 (a)
                              Intellectual Property

Brand and logo "MEX" in written and visual form, dated 19.10.1996 Software rights and media rights licensed from third parties Domain names

                                 Exhibit 7.7(d)
                                License Agreement

Co operation Agreement with InfoOffice (formerly Infotip) dated 23.7.1997

Publishers Contract with Ullstein Soft Media GmbH, dated 8.5.1995

Publishers Contract with arsEdition AG, dated 9.11.1994

Licence Contract with Mindscape Int., Burgess Hill, U.K., dated November 1994

                                 Exhibit 7.8(a)
                   Agreements between Sellers and the Company

Employment Contracts with Managing Directors Funk, Konitzer, Fickert

                                 Exhibit 7.8(b)
                             Contracts among Sellers

Not necessary / None

                                   Exhibit 7.9

                                    Insurance

Car Insurance for three Business cars used by the Managing Directors (Costs are paid by the company; the contracts are made with each MD)

Life Insurance for Mr. Funk, dated 20.3.1996 (Hannoversche Leben)

Corporate Liability Insurance, dated 23.12.1993 (VHV)

Electronic Equipment Insurance: Alte Leipziger, formerly Domcura, dated
15.5.1995

Mixed Insurance (Robbery, Fire, Water, Hurricane, Glas), dated 14.9.1993 (Mannheimer)

Accident Insurance for all employees, dated 20.5.1993 (Grosshandels- und Lagerei-Berufsgenossenschaft)

Voluntary pension promises and direct insurance for the three Managing Directors

Funk, Konitzer, Fickert, dated August 1999, Zurich Leben.

                                 Exhibit 7.10(c)
                               Profit distribution

The profit distribution for the year 1998 was declared and will be made.

                                 Exhibit 7.10(d)
             Pension commitments/salary increases until Closing Date

Increase of renumeration for the Managing Directors in January 1999, 13.000 DM p.m. Business Cars for the Managing Directors (ordered in February 1999)

Increase of renumeration for various employees: [XXXXX]

[XXXXX]= Certain information on this page has been omitted and filed separately with the Commission. Confidential Treatment has been requested with respect to the omitted portions.

                                 Exhibit 7.10(e)
                     Loans and Contracts until Closing Date

Open credit by HypoVereinsbank, dated 27.7.1999; amount: 500.000 DM; actual 9% p.a. Interest rate

Office Rental Agreement dated 1.7.1999, about 23.000 DM per month

Employment contracts with Ralf Rebhahn, Julia Kerling, Petr Neuberger, Michael Schuele, Tobias Weinmann, Beate Schiller, Matthias Nawa